Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. (“Company”) hereby informs its shareholders and the market in general that, beginning on August 6, 2012, auctions will also take place on the São Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros) (“BM&FBOVESPA”) in order to sell the shares of the Company formed by grouping fractions resulting from the substitution of shares held by the former shareholders of Tele Norte Leste Participações S.A. and Telemar Norte Leste S.A. for shares of the Company, as a result of corporate reorganization that consolidated the Oi Companies. The referred auctions aim to meet the requirements stated in Article 2º of CVM Instruction No. 168/91. The reference price will be the average of the last ten trading days preceding the date of occurrence of the auctions. A total of 2,237,803 shares will be auctioned, of which 948,939 are common shares and 1,288,864 are preferred shares.

The amounts obtained with the sale of the whole shares will be credited proportionally to whom they are entitled, within five business days after the last auction takes place, on behalf of their respective owners, as follows: (i) shareholders who hold checking accounts with Banco do Brasil S.A. (“Banco do Brasil”) and who express their interest to receive the amounts owed to them in such a manner will have their respective check accounts at Banco do Brasil automatically credited, so long as their registration with Banco do Brasil is up-to-date; (ii) shareholders whose shares are held in custody at the BM&FBOVESPA’s Central Depositary (Central Depositária da BM&FBOVESPA) will have the amounts owed to them credited directly at such Depositary, which will responsible for transferring such amounts to the shareholders through their custodians; and (iii) all other eligible shareholders must present their relevant bank account information (bank name, branch, account number) at the Banco do Brasil branch of their choice and request that a notice of payment be issued that may be cashed or deposited in their checking accounts at other banks.

Rio de Janeiro, August 1, 2012.

Alex Waldemar Zornig

Investor Relations Officer

Oi S.A.